PRINCIPAL  FUNDS, INC.
SUB-ADVISORY AGREEMENT  AMENDMENT
YORK REGISTERED HOLDINGS, L.P.


This AMENDMENT to the Sub-Advisory Agreement between Principal Management Corporation (the "Manager") and YORK REGISTERED HOLDINGS, L.P. (the "Sub-
Adviser"),  executed  as of July 23, 2013, (t he "Sub-Advisory
Agreement") with respect to Global Multi-Strategy Fund, is effective as of July 1, 2015.

1.	This Amendment  hereby replaces  Section 11(f)
of the Sub-Advisory Agreement in its entirety with the following:

The Sub-Advisor acknowledges  Manager's
representation  that the Global Multi-Strategy
Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures
Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement.
Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-
Advisor under Sections 8a(2) or 8a(3) of the CEA,
(ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Sub-
Advisor is subject or has been advised it is a target.


The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.


PRINCIPAL MANAGEMENT
CORPORATION

YORK REGISTERED HOLDINGS,
L.P.






By:  /s/ Michael J. Beer

By:  /s/ Richard P. Swanson



PRINT NAME:  Michael J. Beer

PRINT NAME:  Richard P.
Swanson



TITLE:  President & CEO

TITLE:  General Counsel



DATE:  07/01/2015

DATE:  June 23, 2015